Exhibit 10.15
FOURTH AMENDMENT TO
AMENDED AND RESTATED AGREEMENT OF LEASE
This FOURTH AMENDMENT TO AMENDED AND RESTATED AGREEMENT OF LEASE (this “Fourth Amendment”) is dated as of the 29TH day of December 2021 by and among THE CITY OF NEW YORK (AS SUCCESSOR IN INTEREST TO THE SOUTH STREET SEAPORT CORPORATION), a municipal corporation of the State of New York, having an address at One Liberty Plaza, New York, New York 10006, as landlord (the “Landlord”), and SOUTH STREET SEAPORT LIMITED PARTNERSHIP (AS SUCCESSOR IN INTEREST TO SEAPORT MARKETPLACE, INC.), having an address at c/o The Howard Hughes Corporation, 9950 Woodloch Forest Drive, Suite 1100, The Woodlands, Texas 77380, as tenant (the “Tenant”).
RECITALS
1.    Landlord and Tenant are parties to an Amended and Restated Agreement of Lease dated as of June 27, 2013 (the “Original Lease”) with respect to the South Street Seaport Urban Renewal Project as more particularly described therein, as thereafter amended by a certain First Amendment to the Original Lease dated January 11, 2017 (the “First Amendment”), by a certain Second Amendment to the Original Lease dated October 3, 2017 (the “Second Amendment”), and by a certain Third Amendment to the Original Lease dated as of October 2020 (the “Third Amendment”) (the Original Lease as so amended by the First Amendment, Second Amendment, and the Third Amendment hereinafter the “Marketplace Lease”).
2.    The New York City Planning Commission (“CPC”) adopted a resolution on November 3, 2021, under Supplemental Calendar Number 1, approving application number C210444PPM submitted by Landlord for authorization to dispose of real property of the City in order to extend the term of the Marketplace Lease.
3.    On December 28, 2021, the Commissioner of the City’s Department of Small Business Services (“SBS”) authorized this Fourth Amendment, after having held a public hearing in accordance with Section 1301.2(g) of the New York City Charter.
4.    Landlord and Tenant desire to extend the term of the Marketplace Lease, and to modify certain provisions of the Marketplace Lease, as set forth in this Fourth Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Section 1. Definitions.
(i)    Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings given to such terms in the Marketplace Lease.
(ii)    The term “Effective Date” means (A) the expiration of all applicable statutes of limitations for commencement of an action challenging this Fourth Amendment and the “250 Water Street Land Use Applications” without commencement of an action; or (B) in the event an action is commenced within an applicable statute of limitations and a decision is rendered with respect thereto, such decision is final and not subject to appeal or the period for the taking of any appeals therefrom has expired. “250 Water Street Land Use Applications” means several applications for modification to the South Street Seaport/Pier 17 Large-Scale General Development (M 130053 (B) ZSM) and an application for a special permit (C 210438 (A) ZSM) approved by the City Council on December 15, 2021.
(iii)    The definition of “Initial Term” is deleted and replaced with the following: “Initial Term” means January 1, 2022 through December 31, 2071.
(iv)    The definitions of “Landlord Development Rights” and “Tenant Development Rights” contained in the First Amendment are deleted and replaced with the following:
a.    “Landlord Development Rights” means approximately 57,980 square feet of floor area appurtenant to Pier 17 and the Tin Building.
b.    “Tenant Development Rights” means approximately 509,717 square feet of floor area appurtenant to Pier 17 and the Tin Building.
c.    “floor area” has the meaning ascribed to it in Section 12-10 of the Zoning Resolution of the City of New York, effective December 15, 1961, as amended from time to time.
(v)    The definition of "Translux Building Commencement Date" contained in the preamble of the Third Amendment is deleted.
Section 2. Amendments. The Marketplace Lease is hereby modified as follows:
(i)    Section 2.2(b) is deleted and replaced with the following:
(b)    Extended Terms. At the expiration of the Initial Term, if this Lease shall then be in full force and effect and there shall not then exist any Event of Default hereunder, Tenant shall have the option to extend this Lease for up to four consecutive extended terms ("Extended Term(s)"), of ten years each and a final consecutive extended term of nine years, respectively, to commence upon the expiration of the Initial Term or immediately preceding the Extended Term, as the case may be, but in no event shall the Term of this Lease, inclusive of all Extended Terms, extend beyond December 30, 2120 (the "Final Expiration Date"). Any Extended Term shall be on the same terms and conditions of this Lease, except (i) there shall be no right to any Extended Term other than the five consecutive Extended Terms as set forth above in this paragraph, and (ii) the Base Rent shall be adjusted as set forth in Section 3.2 of the Marketplace Lease, as amended. Tenant shall exercise its option for each Extended Term by delivering written notice to Landlord that it is exercising such option (''Extension Notice"), which notice shall be delivered no later than twelve (12) months prior to the date on which the Term, but for the exercise of such Extended Term option, would otherwise expire.”
(ii)    The words “Translux Building Commencement Date” in clause (iv) of Section 3.2(a)(i) of the Marketplace Lease (Section 2(c)(i) of the Third Amendment) is deleted and replaced with “the tenth anniversary of the commencement date of the Stall Market Operator Agreement”.
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(iii)    Section 3.2(b) is deleted and replaced with the following:
“(b)    Reappraisals. The Base Rent shall be adjusted, effective on (i) July 1, 2048 and (ii) December 30, 2097 (each, the "Rent Adjustment Date") to reflect an appraisal of the Premises to be conducted no earlier than six (6) months prior to the Rent Adjustment Date so that the amount of Base Rent payable by Tenant as of the Rent Adjustment Date shall be the higher of (i) the Base Rent amount payable in accordance with subsection (a) above immediately preceding the Rent Adjustment Date and (ii) the fair market rent to be determined by multiplying the land value set forth in said appraisal by six percent (6%). Land value, for the purposes of this paragraph, shall be determined by an appraisal of the fee interest in the Land, considered as unimproved and as unencumbered by this Lease, but taking into consideration (i) the restrictions on use imposed on Tenant in this Lease, (ii) the Tenant’s obligation to pay the Esplanade Payments, (iii) the Tenant’s maintenance obligations as set forth in Article 14, (iv) any Tenant Development Rights that may be utilized by Tenant pursuant to the provisions of this Lease (taking into consideration all limitations on the use of such Tenant Development Rights) and (v) Landlord’s obligations set forth in Section 4.4 regarding Taxes. The scope of said appraisal shall be prepared by Lease Administrator in accordance with its policies and said scope shall be reviewed and approved by Tenant, applying its reasonable discretion. Such appraisal shall be conducted in the manner provided in Article 36 hereof. Following a readjustment of the Base Rent as provided in this subsection, the Base Rent shall continue to escalate annually at the rate of 3%, compounded annually on each anniversary of this Lease.”
(iv)    A new Section 23.4 is added as follows:
“Section 23.4 Additional Consideration. As additional consideration for this Fourth Amendment, Tenant shall make or fund improvements within the South Street Seaport area, as follows:
(a)    Tenant shall make improvements to Titanic Park in an amount of not less than $1,000,000 (one million dollars). Tenant shall propose a scope of work to the City by no later than six months following the Effective Date for the City’s review and approval. Any and all costs and expenses associated with such improvements shall be at Tenant’s sole cost. In the event that, despite good faith attempts, Landlord and Tenant are unable to reach agreement concerning the scope of work within one year of the Effective Date, Tenant shall pay $1,000,000 (one million dollars) to the City and the City shall determine and perform the improvements at Titanic Park. The work to be performed shall be subject to all necessary public approvals and permits, including, if required, environmental reviews.
(b)    Tenant shall make a contribution to the City to support coastal resiliency improvements to be implemented in the Seaport area, as follows: (i) in the event that, as of the Effective Date, the City (or Lease Administrator) has executed a construction management contract to implement a project to protect Lower Manhattan from storm surges and coastal flooding (the
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“Seaport Coastal Resiliency Project”), Tenant shall contribute $8,800,000.00 to the City for the Seaport Coastal Resiliency Project, no later than sixty (60) days following the Effective Date. In the event that a construction management contract for the Seaport Resiliency Project has not been executed as of the Effective Date, Tenant shall contribute $8,800,000.00 in three installments as follows: the first installment in the amount of $2,933,334.00 shall be made no later than sixty (60) days following the Effective Date; and the second and third installments, each in the amount of $2,933,333.00, shall be made on the earlier to occur of: (i) the second and third anniversaries of the Effective Date; or (ii) sixty (60) days following the date that the City (or Lease Administrator) executes a construction management contract for the Seaport Coastal Resiliency Project.
(c)    To enhance maritime uses and facilitate vessel docking, Tenant shall construct berthing and maritime enhancements on the east and north sides of Pier 17 pursuant to permit applications that Tenant previously filed with SBS and the United States Army Corps of Engineers. The estimated budget for such berthing and maritime enhancements is $3,750,000.00. In the event that less than $3,750,000.00 is required for such berthing and maritime enhancements, the remaining balance shall be added to the funding to be used by Tenant for improvements to Titanic Park pursuant to paragraph (a) of this Section 23.4.
(d)    Tenant at its sole cost and expense will replace the fencing currently surrounding the New Market Building (Block 73, Lot 14) and install and maintain a new semi-permanent construction fence around the New Market Building. In addition, Tenant will fund and coordinate a temporary public art display on such temporary fencing, subject to all necessary public approvals. Landlord shall grant Tenant a license, as shall be necessary, to install and maintain such fence and public art display. Tenant shall have the right to remove such public art display after three years from its installation, unless otherwise mutually agreed to by Landlord and Tenant.
(e)    Tenant shall, at no cost or expense to Tenant (other than the cost of third- party reviews of Landlord’s plans, studies and proposals that Tenant commissions), reasonably cooperate with the City in connection with the planning, design and implementation of the Seaport Coastal Resiliency Project and FiDi-Seaport resilience master plan (“Resiliency Projects”), as follows:
(i) with respect to Resiliency Projects improvements located outside the Project Premises (“Off-Site Improvements”), Tenant shall grant the City access to the Project Premises as may be reasonably necessary to accommodate construction of such Off-Site Improvements. With respect to Landlord’s access to the Project Premises for implementing such Off-Site Improvements, Landlord and Tenant shall make commercially reasonable efforts to provide access to Landlord in locations and for a duration that (i) protect Tenant’s leasehold improvements, (ii) restore the
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Project Premises following completion of construction work, and (iii) minimize disruption or adverse impacts to, Tenant, Tenant’s subtenants or other businesses lawfully operating within the Project Premises;
(ii) with respect to any element of the Resiliency Projects that is proposed by Landlord to be located within the Project Premises (“On-Site Improvements”), Landlord shall consult with Tenant and respond to Tenant’s commercially reasonable requests for information at all stages of the planning and design process. No On-Site Improvements may be implemented if Tenant reasonably determines that any such improvement would unreasonably disrupt or adversely impact Tenant or Tenant’s subtenants or other businesses lawfully operating within the Project Premises, nor shall any such On-Site Improvements diminish the fair market value of Tenant’s leasehold improvements. In the event that Tenant reasonably determines that such On-Site Improvements would unreasonably disrupt businesses lawfully operating on the Project Premises or adversely impact such businesses, or diminish the fair market value of Tenant’s leasehold improvements, Landlord and Tenant shall cooperate to identify commercially reasonable mitigation measures and strategies.
(f)    Tenant shall require that subtenant(s) and/or vendors selling agricultural products for food consumption located in the Tin Building accept Supplemental Nutrition Assistance Program ("SNAP”) benefits from customers as long as such program is still in existence. If SNAP is terminated and replaced with a similar food assistance program, the subtenants/vendors shall be required to accept such new program benefits. Prior to opening to the public, Tenant shall provide evidence to Landlord that Tenant’s sublease with Fulton Seafood Market, LLC (or a successor subtenant) includes such SNAP requirement.”
(v)    Section 23.10 (John Street ROFO) is deleted in its entirety.
(vi)    Section 10.9 of the Marketplace Lease (contained in Section 2(g) of the Third Amendment) is deleted and replaced with the following:
“Stall Market Premises. Tenant shall use reasonable efforts to enter into an agreement (“Stall Market Operator Agreement”) with Stall Market Operator that allows for the use of the Stall Market Premises by such operator for a period of no fewer than ten (10) years. The Stall Market Operator Agreement shall be subject to the reasonable approval of Landlord. The Stall Market Operator Agreement shall permit the use of the Stall Market Premises in a manner consistent with the uses outlined in Exhibit 5 annexed to the Third Amendment. If either (x) the Stall Market Operator elects to terminate the Stall Market Operator Agreement or (y) the Stall Market Operator defaults under the Stall Market Operator Agreement beyond any applicable notice and/or cure periods (such termination or default being referred to as a “Stall Market Default”), then Tenant may
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elect to terminate the Stall Market Operator Agreement, provided, however, that in the case of a termination due to default by the Stall Market Operator, Tenant shall send a copy of any default notice or notice to cure to Landlord at the same time that Tenant serves such notice on Stall Market Operator, and (a) to the extent such default is monetary in nature, Landlord shall have an additional thirty (30) days from the expiration of Stall Market Operator’s cure period, to cure such monetary default, and (b) to the extent such default is non-monetary in nature, Landlord shall have sixty (60) days from the expiration of Stall Market Operator’s cure period, to cure such non-monetary default. In the event that the Stall Market Operator Agreement is terminated in accordance with this paragraph, Tenant may repurpose the Stall Market Premises for uses consistent with the Marketplace Lease. For so long as the Stall Market Operator Agreement is in effect and has not been terminated, Tenant shall not enter into a sublease, license, permit or any other agreement allowing for the use of the Stall Market Premises or any portion thereof, by any Person, other than the Stall Market Operator, without the prior written consent of Landlord, and subject to Landlord’s sole and absolute discretion in each instance; provided, however, that the foregoing shall not restrict Tenant from entering into a sublease, license, permit or other agreement allowing for the use of the Stall Market Premises or any portion thereof prior to the termination or expiration of the Stall Market Operator Agreement, so long as such sublease, license, permit or other agreement does not commence until a date which is after the termination or expiration of the Stall Market Operator Agreement.”
(vii)    Living Wage Agreement. If, at any time during the Initial Term or Extended Term(s),Tenant is receiving more than one million dollars in “financial assistance” as defined in the City’s Living Wage Law, then Tenant shall provide an executed Living Wage Agreement in the form annexed hereto as Exhibit 1.
Section 3. Miscellaneous.
(a)    Neither this Fourth Amendment nor any provision hereof may be changed or canceled, except by agreement in writing signed by both parties (each party acting by a duly authorized partner or officer thereof if the party is a partnership or corporation) against whom any purported change is sought to be enforced.
(b)    This Fourth Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
(c)    Each of the signatories below represents that it has authority to sign on behalf of the party for which it signed and has the power to bind such party.
(d)    Except as expressly stated in this Fourth Amendment, all terms and conditions of the Marketplace Lease shall remain in full force and effect, and upon execution of this Fourth Amendment, any references to the Marketplace Lease or the “Lease” shall include this Fourth Amendment.
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(e)    This Fourth Amendment may be signed in counterparts, all of which counterparts, when taken together, shall be deemed a fully-executed instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first above written.

THE CITY OF NEW YORK

By:	/s/ Andrew Schwartz
Name: Andrew Schwartz
Title: Deputy Commissioner
Approved as to Form:
/s/ Authorized Signatory
Acting Corporation Counsel

SOUTH STREET SEAPORT LIMITED PARTNERSHIP

By:
Name:
Title:

STATE OF NEW YORK	)
: SS.:
COUNTY OF NEW YORK	)
On December 28, 2021, before me, the undersigned, personally appeared Andrew Schwartz personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ ORINO HITE HINKLEY
Notary Public

STATE OF NEW YORK	)
: SS.:
COUNTY OF NEW YORK	)
On ____________ __, 202_, before me, the undersigned, personally appeared ________________ personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public
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SOUTH STREET SEAPORT LIMITED PARTNERSHIP

By:	/s/ Saul A. Scherl
Name: Saul A. Scherl
Title: Vice President

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)
On the 20 day of December in the year 2021, before me, the undersigned, a Notary Public in and for said State, personally appeared Saul Scherl, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity(ies), and that by his signatures on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Lisette Gonzalez
Notary Public

Signature Page